EXHIBIT 5

OPINION OF KEATING MUETHING & KLEKAMP PLL

GARY P. KREIDER
DIRECT DIAL: (513) 579-6411
FACSIMILE: (513) 579-6457
Email: GKreider@kmklaw.com

January 30, 2006

Cintas Corporation
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737

Ladies and Gentlemen:

        This firm is general counsel to Cintas Corporation and as such, we are familiar with Cintas’ Amended and Restated Articles of Incorporation, Bylaws and corporate proceedings generally. We have reviewed the corporate records as to the Cintas Corporation 2005 Equity Compensation Plan, pursuant to which 14,000,000 shares of Common Stock may be issued. Based solely upon such examination, we are of the opinion that:

    1.        Cintas is a duly organized and validly existing corporation under the laws of Washington; and

    2.        Cintas has taken all necessary and required corporate actions in connection with the proposed issuance of 14,000,000 shares of Common Stock pursuant to the Plan, and such Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of Cintas free of any claim of pre-emptive rights.

        We hereby consent to the filing of this opinion as an exhibit to a Registration Statement on Form S-8 with respect to the Common Stock issuable under the Plan and to the references to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consult is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly, KEATING MUETHING & KLEKAMP PLL BY: /s/Gary P. Kreider —————————————— Gary P. Kreider